SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:00 PM 01/06/1998
981004663 - 2842344

CERTIFICATE OF INCORPORATION

OF

GABELLI ADVISERS, INC.

FIRST: The name of the Corporation is: GABELLI ADVISERS, INC. (the "Corporation").

SECOND: The registered office of the corporation and registered agent in the State of Delaware is to be located at 9 East Loockerman Street, Dover, Delaware 19901, County of Kent. The name of its registered agent is National Corporate Research, Ltd.

THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any lawful act or thing for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

FOURTH: A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Class A Common Stock" and "Class B Common Stock" (sometimes collectively referred to hereinafter as the "Shares"). The total number of shares which the Corporation is authorized to issue is Two Million (2,000,000) shares. One Million Two Hundred Thousand (1,200,000) shares shall be Class A Common Stock, par value $.001 and Eight Hundred Thousand (800,000) shares shall be Class B Common Stock, par value $.001.

B. Rights of Common Stock.

1. Dividend Rights. The holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when and as declared by the Corporation's Board of Directors (the "Board"), out of any assets of the Corporation legally available therefor, and on a pari passu basis, such dividends as may be declared from time by the Board.

2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Common Stock and Class B Common Stock in proportion to the amount of such stock owned by each such holder.

3. Voting Rights. The holders of the Corporation's stock shall have voting rights as follows:

(a) Class A Common Stock. The holders of Class A Common Stock shall have the right to one vote per share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(b) Class B Common Stock. The holders of the Class B Common Stock, shall have the right to ten votes per share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(c) Class Vote. Except as may otherwise be required by law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class with respect to all matters which may be submitted to stockholders.

D. Notice. Any notice required to be given to the holders of shares of Class A Common Stock or Class B Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

FIFTH: The name and mailing address of the Incorporator is:

Adam S. Rappaport
c/o Olshan Grundman Frome & Rosenzweig LLP
505 Park Avenue
New York, New York 10022

SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Paragraph B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph B or otherwise.

(2) If a claim under paragraph (1) of this Paragraph B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation,

the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

(5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation for the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Paragraph B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

<u>SEVENTH</u>: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of

Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

EIGHTH: Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, amend and rescind any or all of the provisions of the Bylaws of the Corporation. The stockholders of the Corporation may alter, amend and rescind any or all of the Bylaws of the Corporation only with the affirmative vote of the holders of a majority of the shares of the Common Stock.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, subject to the limitations set forth in this Certificate of Incorporation and in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this

Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article EIGHTH.

IN WITNESS WHEREOF, I have hereunto set my hand this 31st day of December, 1997.

Adam S. Rappaport
Sole Incorporator